Exhibit (a) (2)

                           Form Of Acceptance Letter


                                    EXHIBIT 1

                           NORTEL NETWORKS CORPORATION

                                ACCEPTANCE LETTER
                              PURSUANT TO THE OFFER
                               TO EXCHANGE OPTIONS
                          GRANTED TO ELIGIBLE EMPLOYEES
           UNDER NORTEL NETWORKS' 1986 AND/OR 2000 STOCK OPTION PLANS
                          ON OR AFTER NOVEMBER 12, 1999
                                 FOR NEW OPTIONS

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
                   11:59 P.M., EASTERN DAYLIGHT SAVINGS TIME,
                                ON JULY 23, 2001,
                          UNLESS THE OFFER IS EXTENDED

To: Nortel Networks Corporation
    Attention: Stock Option Administration-
    Option Exchange Program
     c/o William M. Mercer Limited
    70 University Avenue, P.O. Box 5
    Toronto, Ontario, Canada M5J 2M4
    telephone:   North America: 1-877-667-8352
                 International: +1-416-868-2360
    facsimile:   North America: 1-800-529-7101
                 Local: 416-865-4906
                 International: +1-416-865-4906


       Delivery of the signature page of this acceptance letter by regular external mail to an address other than as set forth above or transmission via facsimile to a number other than as set forth above or transmission via e-mail or any form of interoffice mail will not constitute a valid delivery.

       Pursuant to the terms and subject to the conditions of the Offer to Exchange dated June 20, 2001 and this Acceptance Letter, I hereby tender all of my options to purchase common shares of Nortel Networks Corporation that were granted to me on or after November 12, 1999 under the Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated and/or the Nortel Networks Corporation 2000 Stock Option Plan that are outstanding on the expiration date of the Offer.

To Nortel Networks Corporation:

         Upon the terms and subject to the conditions set forth in the Offer to Exchange dated June 20, 2001 (the "Offer to Exchange"), my receipt of which I hereby acknowledge, and in this Acceptance Letter (this "Letter" which, together with the Offer to Exchange, as they may be amended from time to time, constitutes the "Offer"), I, the undersigned, hereby tender to Nortel Networks Corporation, a Canadian corporation (the "Company"), all of my options to purchase common shares of Nortel Networks Corporation (the "Common Shares") that were granted to me on or after November 12, 1999 under the Nortel Networks Corporation 1986 Stock Option Plan as Amended and Restated and/or the Nortel Networks Corporation 2000 Stock Option Plan (the "Tendered Options") that are outstanding on the expiration date of the Offer in exchange for "New Options." The number of New Options to be granted in exchange for Tendered Options that are accepted for exchange and cancelled in the Offer will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the applicable Option Plan (as defined below):

          (a) For Tendered Options granted on or after November 12, 1999 and before February 13, 2001, I will receive a grant of New Options equal to two-thirds (2/3rds) of the number of Tendered Options cancelled in the Offer (i.e., I will receive a grant of two New Options for every three Tendered Options cancelled in the Offer); and

          (b) For Tendered Options granted on or after February 13, 2001, I will receive a grant of New Options equal to three-fourths (3/4ths) of the number of Tendered Options cancelled in the Offer (i.e., I will receive a grant of three New Options for every four Tendered Options cancelled in the Offer).

However, the Company will not issue any New Options exercisable for fractional shares. Instead, the Company will round down to the nearest whole number of New Options with respect to each grant of Tendered Options. Each option entitles me to purchase one Nortel Networks common share in accordance with the terms of the applicable Option Plan and instrument of grant.

         New Options issued in exchange for Tendered Options granted under the terms of the Nortel Networks Corporation 1986 Stock Option Plan as Amended and Restated (the "1986 Plan") will be subject to the terms of the 1986 Plan and to a new option instrument of grant to be issued by the Company. New Options issued in exchange for Tendered Options granted under the terms of the Nortel Networks Corporation 2000 Stock Option Plan (the "2000 Plan" and, with the 1986 Plan, the "Option Plans") will be subject to the terms of the 2000 Plan and to a new option instrument of grant to be issued by the Company.

         Subject to, and effective upon, the Company's acceptance for exchange of the Tendered Options in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to the Tendered Options.

         I hereby represent and warrant that I have full power and authority to tender the Tendered Options and that, when and to the extent that the Tendered Options are accepted for exchange by the Company, the Tendered Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable instrument of grant) and the Tendered Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the Tendered Options pursuant to the Offer.

         I understand and acknowledge that:

         (1) I may tender all of my options granted under the Option Plans on or after November 12, 1999 and that I am not required to tender any of such options in the Offer. However, I must tender all of such options (no partial tender of options is permitted).

         (2) All Tendered Options properly tendered prior to 11:59 p.m., eastern daylight savings time, on July 23, 2001, unless the Company has extended the period of time the Offer will remain open (the "Expiration Date"), and not properly withdrawn that are cancelled in the Offer will be exchanged for New Options, upon the terms and subject to the conditions of the Offer, including my continued employment and the other conditions described in Sections 1, 5, 6 and 8 of the Offer to Exchange.

         (3) Upon the Company's acceptance of the Tendered Options for exchange, I understand that the instrument or instruments of grant to which the Tendered Options are subject will terminate automatically and the Company will terminate and cancel all then outstanding options thereunder. All New Options will be subject to the terms and conditions of the applicable Option Plan and the terms of a new option instrument of grant to be issued by the Company, a copy of which I will receive after the New Options are granted.

         (4) The New Options will be granted on the later of January 29, 2002 and six months and one day following the date that eligible options are canceled to eligible employees who are actively employed on that grant date. The number of New Options granted in exchange for cancelled Tendered Options will be determined as follows, subject to adjustments for any stock splits, stock dividends and similar events, in accordance with the terms of the applicable Option Plan):

     >> For Tendered Options granted on or after November 12, 1999 and before February 13, 2001, I will receive a grant of New Options equal to two-thirds (2/3rds) of the number of Tendered Options cancelled in the Offer, rounded down to the nearest whole number of New Options with respect to each grant of Tendered Options (i.e., I will receive a grant of two New Options for every three Tendered Options cancelled in the Offer, subject to rounding down); and

     >> For Tendered Options granted on or after February 13, 2001, I will receive a grant of New Options equal to three-fourths (3/4ths) of the number of Tendered Options cancelled in the Offer, rounded down to the nearest whole number of New Options with respect to each grant of Tendered Options (i.e., I will receive a grant of three New Options for every four Tendered Options cancelled in the Offer, subject to rounding down).

The New Options will have (a) an exercise price (also known as the grant price or subscription price) equal to 100% of the fair market price of the Company's Common Shares on the grant date of the New Options (or as modified to comply with local tax laws for New Options granted in certain countries other than the United States and Canada), determined under the terms of the Option Plans, (b) a term of ten years from the date of grant of the related Tendered Options, subject to earlier expiration upon termination of employment, death or retirement, and (c) the same vesting schedule and vesting dates as the related Tendered Options.

         (5) To be entitled to the New Options after my Tendered Options have been cancelled in the Offer, I must meet all of the following conditions:

     >> I must be continuously and actively employed by the Company or one of its subsidiaries or on an authorized leave of absence from such employment from the date I tender my Tendered Options for exchange to the date of grant of the New Options; and

     >> I must be actively employed by the Company or one of its subsidiaries on the New Option grant date or, if I am on an authorized leave of absence on the New Option grant date, I must return to such active employment before February 21, 2003; and

     >>   Prior to the new option grant date, I must not have:

          + received a notice of involuntary termination (including, without limitation, redundancy) from Nortel Networks or one of its subsidiaries; or

          + elected to retire or entered into an agreement with Nortel Networks or one of its eligible subsidiaries to retire.

         If for any reason I do not meet all of the foregoing conditions, I will not receive any New Options or, except as described in item (6) below, any other consideration or payment for the Tendered Options. If I am on an authorized leave of absence on the New Option grant date and I return to active employment with the Company or one of its subsidiaries before February 21, 2003, I will be entitled to a grant of New Options within sixty (60) days of the date I return to active employment. The exercise price (also known as the grant price or subscription price) of the New Options will be equal to 100% of the market price of one of our common shares on the date of grant of the New Options (or as modified to comply with local tax laws for options granted in certain countries other than the United States and Canada), determined in accordance with the terms of the Option Plans.

         (6) If, after the Expiration Date and prior to the New Option grant date, (i) I receive a notice of involuntary termination (including, without limitation, redundancy) and am to receive severance in connection with such termination, (ii) my employment ceases as a direct result of a business transaction affecting my business unit or the outsourcing of my position or
(iii) I am eligible and elect to retire or I enter into an agreement with Nortel Networks or one of its subsidiaries to retire under one of the retirement plans of Nortel Networks or one of its subsidiaries in which I participate, I will receive a grant of "Replacement Options" to purchase the same number of the Company's Common Shares as were subject to my Tendered Options cancelled in the Offer. The Replacement Options will be granted to me either (i) within sixty
(60) days following (a) notice of termination or retirement or (b) the date I enter into an agreement to retire or (ii) immediately prior to the closing of the business transaction affecting my business unit or the effective date of my outsourcing arrangement, whichever applies. The Replacement Options will have the same terms and conditions as the related cancelled Tendered Options, including the same exercise prices, vesting schedules and vesting dates, except that (i) the exercise price under the Replacement Options will be the greater of the exercise price of my cancelled eligible options and 100% of the fair market price of the Company's Common Shares on the grant date of the Replacement Options (or as modified to comply with local tax laws for Replacement Options granted in certain countries other than the United States and Canada), determined under the terms of the applicable Option Plans and (ii) all of the Replacement Options will remain exercisable for 90 days following the termination of my employment or longer in the case of my retirement.

         (7) By tendering the Tendered Options pursuant to the procedure described in Section 3 of the Offer to Exchange and in the instructions to this Letter, I accept the terms and conditions of the Offer. The Company's acceptance for exchange of the Tendered Options will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Offer.

         (8) Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Offer and postpone its acceptance and cancellation of any Tendered Options.

         (9) If I choose not to tender all of my options that are eligible for tender under the Offer or my Tendered Options are not accepted for exchange, all such options shall remain outstanding and retain their current exercise price and vesting schedule.

         (10) The Company has advised me to consult with my own advisors (including my own tax advisors) as to the consequences of participating or not participating in the Offer.

         (11) I agree to all of the terms and conditions of the Offer as they appear in the Offer (English version). In the event of any inconsistency between the English version of the Offer and any translated version, of the Offer, the English version of the Offer will control.

         All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.

         The Offer is not being made to (nor will tenders of options be accepted from or on behalf of) eligible employees in any country in which the making or acceptance of the Offer would not be in compliance with the laws of such country, as determined by Nortel Networks.

         I agree to all of the terms and conditions of the Offer.

         This letter must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title must be specified and proper evidence of the authority of such person to act in such capacity must be submitted with this letter.

         I hereby tender all of my options to purchase common shares of Nortel Networks Corporation that were granted to me on or after November 12, 1999 under the Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated and/or the Nortel Networks Corporation 2000 Stock Option Plan that are outstanding on the expiration date of the Offer.

                                  SIGNATURE OF OWNER


                                  X
                                    -----------------------------
                                    (Signature of Holder or Authorized
                                    Signatory- -
                                    See Instructions 1 and 4)


                                    Capacity:
                                             -------------------------

                                    Date:                              , 2001
                                         -----------------------------


                                    Print Name:
                                               -----------------------

                                    Address:
                                            --------------------------

                                            --------------------------

                                            --------------------------

                                            --------------------------

                                    Telephone No.
                                       (with area code):
                                                        --------------

                                    Email Address:
                                                  --------------------

                                    Global I.D. No.:
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Acceptance Letter

                                  INSTRUCTIONS

              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

         1. Delivery of Acceptance Letter. A properly completed and signed original of the signature page of this Letter (or a facsimile thereof) (together with any additional documents required in connection with the Offer to Eligible Employees based in countries other than the United States or Canada) must be received by the Company at its address or facsimile number set forth on the front cover of this Letter on or before the Expiration Date. Only the signature page of this Letter is required to be delivered to the Company; you are not required to deliver the instruments of grant for Tendered Options or any of the other pages of the Letter, except that, eligible employees in certain countries other than Canada and the United States may be required to deliver one or more documents in addition to the signature page of the acceptance letter. Affected eligible employees will be notified separately of any additional documents that may be required in their country.

         The only acceptable methods of delivery of the signed signature page are regular external mail and facsimile, as indicated above. The method by which you deliver the signed signature page is at your option and risk, and the delivery will be deemed made only when actually received by the Company. If you elect to deliver your signed signature page by external mail, the Company recommends that you use registered mail with return receipt requested. Delivery by e-mail or any form of interoffice mail will not be accepted. In all cases, you should allow sufficient time to ensure timely delivery.

         Tenders of eligible options made pursuant to the Offer may be withdrawn at any time prior to 11:59 p.m., eastern daylight savings time, on July 23, 2001. You must withdraw all Tendered Options; you may not withdraw only a portion of Tendered Options. If the Offer is extended by the Company beyond that time, you may withdraw your Tendered Options at any time until the extended expiration of the Offer. In addition, unless the Company accepts your Tendered Options before 11:59 p.m., eastern daylight savings time, on August 16, 2001, you may withdraw your Tendered Options at any time after August 16, 2001. To withdraw Tendered Options we must receive the signature page of the withdrawal letter in the form attached to the end of the Offer document, or a facsimile thereof, signed by you while you still have the right to withdraw the Tendered Options. Withdrawals may not be rescinded and any Tendered Options withdrawn will thereafter be deemed not properly tendered for purposes of the Offer unless such withdrawn options are properly re-tendered prior to the Expiration Date by following the procedures described above.

         The Company will not accept any alternative, conditional or contingent tenders. All tendering eligible employees, by signing this Letter (or a facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer to Exchange.

         2. Tenders. If you intend to tender eligible options pursuant to the Offer, you must tender all of your eligible options that are outstanding on the Expiration Date. This means that you must tender all options granted to you on or after November 12, 1999 under the Company's 1986 Stock Option Plan and/or the Company's 2000 Stock Option Plan.

         3. Signatures on This Acceptance Letter. If this Letter is signed by the eligible employee who is the holder of the Tendered Options, the signature must be by such employee.

         If this Letter is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted with this Letter.

         4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange or this Letter may be directed to Stock Option Administration-Option Exchange Program Administrator, at the address and telephone number given on the front cover of this Letter. Copies will be furnished at the Company's expense.

         5. Irregularities. All questions as to the number of eligible options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of eligible options will be determined by the Company in its discretion, which determinations shall be final and binding on all parties. The Company reserves the right to reject any or all tenders of eligible options the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular eligible options, and the Company's interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of eligible options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice

         Important: To accept the Offer, the signed signature page to this Letter (or a facsimile copy thereof) (together with any additional documents required in connection with the Offer to Eligible Employees based in countries other than the United States or Canada) must be received by the Company on or prior to the Expiration Date. You must deliver a properly signed paper copy of the signature page to this Letter by regular external mail or facsimile. Delivery by e-mail or any form of interoffice mail will not be accepted.

         6. Important Tax Information. You should refer to Sections 13 and 14 of the Offer to Exchange, which contains important United States and Canadian tax information and, if applicable to you, the separate summaries of material tax consequences under the laws of the country in which you are based.